SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 20, 2006

MAXXAM INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924

(Commission File Number)

95-2078752

(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

Item 1.01.     Entry Into a Material Definitive Agreement.

On January 20, 2006, the Registrant's indirect wholly owned subsidiary, The Pacific Lumber Company ("Palco"), and Palco's subsidiary, Britt Lumber Co., Inc. ("Britt," and together with Palco, the "Borrowers"), and certain of their affiliates entered into (a) the Fourth Amendment to Revolving Credit Agreement, a copy of which is attached hereto as Exhibit 10.1, and (b) the Fourth Amendment to Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.2 (collectively the "Amendments"). The Registrant has previously reported a $6.0 million loan to Palco by its parent, MAXXAM Group Inc. ("MGI"). The Amendments, among other things, enable MGI to make up to $3.0 million of additional loans to Palco. It is anticipated that proceeds of such loans will be used for working capital purposes.

The Amendments also state that, due to a breach of a Revolving Credit Agreement EBITDA covenant for the period ended November 30, 2005, an event of default exists under the Revolving Credit Agreement and the Term Loan Agreement, and that a further breach may occur in respect of the covenant for the period ended December 31, 2005. The Borrowers are pursuing discussions with the lenders under the two facilities in order to revise the covenant and resolve the default. While the Company believes that the situation can be satisfactorily resolved, there can be no assurance that this will be the case. The Registrant does not intend to provide updates regarding the progress of discussions between the Borrowers and the lenders.

Item 9.01	Financial Statements and Exhibits.

c) Exhibits

Exhibit Number	Description
10.1	Fourth Amendment to Revolving Credit Agreement, dated January 20, 2006, among Palco, Britt, The CIT Group/Business Credit, Inc. and other parties
10.2	Fourth Amendment to Term Loan Agreement, dated January 20, 2006, among Palco, Britt, Credit Suisse First Boston and other parties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXAM INC.

Date: January 26, 2006                                      By:/s/ Bernard L. Birkel

Name:	Bernard L. Birkel
Title:	Secretary & Senior Assistant General Counsel

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